March 23, 2017

Kevin Johnson
Starbucks Corporation
2401 Utah Ave South
Seattle, WA 98134

Dear Kevin,

On behalf of the Board of Directors, I am pleased to offer you the position of chief executive officer at Starbucks Corporation effective April 3, 2017.

In your capacity as ceo, you will report directly to the Board and have all of the customary authorities, duties and responsibilities that accompany your position.

Here Are The Specifics Of Your Offer:

Base Salary
You will be paid a base salary that annualizes to $1,300,000.

Promotional Equity Award
You will be eligible to receive an equity award with an economic value of $800,000 (USD) under the 2005 Key Employee Sub-Plan to Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan (the "Leadership Stock Plan") with 60% in the form of performance-based restricted stock units (“PRSUs”) and 40% in the form of stock options to purchase shares of Starbucks common stock. The exercise price of the options will be the regular trading session closing price of a share of Starbucks stock on the date of grant. The grant date for your equity awards will be after you assume your new position and otherwise effective in accordance with the Company's equity grant timing guidelines. The stock options will vest in four equal increments of 25% on each of the first four anniversaries of November 21, 2016, subject to your continued employment. The extent to which the PRSUs will vest is based on fiscal 2018 earnings per share and return on invested capital goals. To the extent such targets are met, the PRSUs will vest 50% on November 21, 2018 and 50% on November 21, 2019.

Executive Management Bonus Plan
You will continue be eligible to participate in the Executive Management Bonus Plan (EMBP). Your incentive target will be 200% of your eligible base salary, prorated from your eligibility date through the end of the fiscal year. For more information about the EMBP please talk with your Partner Resources contact. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.

Long-Term Incentives
Starbucks Total Pay’s philosophy includes long-term incentives. Each year, as determined by the Compensation and Management Development Committee of the Board of Directors (“Committee”), you may be eligible to receive an equity award under the Leadership Stock Plan. Annual awards are typically granted in November and are contingent upon Committee approval after considering a number of factors. Starbucks reserves the right to review, change, amend, or cancel long-term incentive plans at any time.

Stock Ownership
As a senior executive, the Company’s executive stock ownership guidelines will apply to you.  The guidelines require covered executives to achieve a minimum investment in Starbucks stock within five (5) years.  Your minimum investment as ceo is 6 times your annual base salary.  A copy of the guidelines will be provided to you.

Executive Life Insurance
As an executive, you and your family have a greater exposure to financial loss resulting from your death. Starbucks recognizes this exposure and has provided for coverage greater than outlined in Your Special Blend. You will receive partner life coverage equal to three (3) times your annualized base pay, paid for by Starbucks. You may purchase up to an additional two (2) times your annualized base pay (for a total of five (5) times pay) to a maximum life insurance benefit of $2,000,000.

Executive Physical Exam
You are eligible to participate in Starbucks executive physical program. Information about the program and our program provider will be emailed to you (new participants are notified at the beginning of each calendar quarter). The program provider will contact you shortly thereafter to establish an appointment. If you have questions about this physical, please consult your Partner Resources contact.

Insider Trading
You will be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy and Blackout Procedures. A copy of the policy will be provided to you on your first day and you will be required to sign a certificate indicating that you have read and understood the policy.

Coffee and Dairy Hedging Policy
As an officer of the Company you are prohibited from trading in coffee or dairy futures, options or similar instruments for your own account. If you have further questions, please consult your Partner Resources contact.

If you accept this offer it is contingent on the following conditions of hire including:

•	Confidentiality, Non-Solicitationand Non-Competition Agreement

Your employment with Starbucks Corporation will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, not prohibited by law.

On behalf of the entire team, I wish you the best in your new role and look forward to your continued success and partnership.

Warm regards,

/s/ Howard Schultz

Howard Schultz
executive chairman

Cc:    Stock Administration
Executive Recruiting

Enc.    Confidentiality, Non-Solicitation and Non-Competition Agreement
Stock Ownership Guidelines

By reporting to work, I accept the promotion with Starbucks Corporation, according to the terms set forth above.

/s/ Kevin Johnson                        March 23, 2017
Kevin Johnson                         Date of Acceptance

Please send a signed letter to:
Julie Ann Overcash
svp, Talent, Inclusion and Global Rewards